As filed with the Securities and Exchange Commission on November 30, 2000.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONTINENTAL AIRLINES, INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	74-2099724 (I.R.S. Employer Identification No.)
1600 Smith Street, Dept. HQSEO Houston, Texas 77002 (713) 324-2950 (Address of principal executive offices)

CONTINENTAL AIRLINES, INC. SUPPLEMENTAL SAVINGS

PLAN FOR MANAGEMENT PILOTS

(Full title of the plan)

Jeffery A. Smisek

Executive Vice President and General Counsel

Continental Airlines, Inc.

1600 Smith Street, Dept. HQSEO

Houston, Texas 77002

(Name and address of agent for service)

(713) 324-2950

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share	Proposed Maximum aggregate offering price (2)	Amount of registration fee
Supplemental Benefit Obligations	$6,000,000	N/A	$6,000,000	$1,584
Total	$6,000,000	N/A	$6,000,000	$1,584

(1) The supplemental benefit obligations of the registrant to pay supplemental benefits in the future in accordance with the terms of the Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots.

(2) The amount to be registered is estimated solely for purposes of calculating the registration fee.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that have been filed with the Securities and Exchange Commission (the ACommission@ ) by Continental Airlines, Inc., a Delaware corporation (the ACompany@), are incorporated herein by reference and made a part hereof:

(i) the Company=s Annual Report on Form 10-K for the year ended December 31, 1999, filed on February 11, 2000;

(ii) the Company=s Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed on April 20, 2000;

(iii) the Company=s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed on July 18, 2000 and the amendment thereto on Form 10-Q/A filed July 25, 2000;

(iv) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed on October 17, 2000, and the amendment thereto on Form 10-Q/A filed November 13, 2000; and

(v) the Company=s Current Reports on Form 8-K, dated January 18, 2000, February 8, 2000, March 15, 2000, March 27, 2000, June 13, 2000, September 21, 2000, November 6, 2000, November 6, 2000, and November 15, 2000.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the AExchange Act @), subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

The Company will provide without charge to any person to whom a copy of this registration statement has been delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Continental Airlines, Inc., 1600 Smith Street, Dept. HQSEO, Houston, Texas 77002, Attention: Secretary, telephone (713) 324-2950.

Item 4. Description of Securities.

The supplemental benefit obligations registered hereunder (the AObligations@) are unsecured obligations of the registrant to pay supplemental benefits in the future in accordance with the terms of the Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots (the APlan@), which is filed as Exhibit 4.3 to this registration statement, and the Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots Trust Agreement (the ATrust Agreement@), which is filed as Exhibit 4.4 to this registration statement. Such exhibits set forth a description of the Obligations and are incorporated herein by reference in their entirety in response to this Item 4, pursuant to Rule 411(b)(3) under the Securities Act of 1933.

No participant under the Plan shall have any preferred claim to, or any beneficial ownership interest in, any assets that are subject to the Trust established by the Trust Agreement (the A Trust@). All such assets are subject to the claims of the creditors of the participant=s employer until they are paid out of the Trust to the participant in accordance with the terms of the Plan. The Plan provides that the Obligations of the registrant=s subsidiaries are separate and will be administered by separate sub-trusts for each subsidiary.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the ADGCL@), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director=s fiduciary duty, except (i) for any breach of the director=s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. The Amended and Restated Certificate of Incorporation and By-laws of the Company contain provisions eliminating the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

The Company is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys= fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Article V of the By-laws of the Company provides for mandatory indemnification of each of the Company=s directors and officers to the full extent permitted by the laws of the State of Delaware, as from time to time in effect. Indemnification of non-officer employees and agents of the Company may be provided if authorized by the Company's Chief Executive Officer and at least one of the President, Chief Financial Officer or General Counsel and to the extent permitted by the laws of the State of Delaware, from time to time in effect.

The Administrative Committee appointed by the President of the Company pursuant to the provisions of the Continental Airlines, Inc. 401(k) Savings Plan shall serve as the committee (the A Committee@) to administer the Plan. The officer members of the Committee and the Company shall be fully protected with respect to any action taken or suffered by their having relied in good faith upon certain parties, including the trustee of the Trust. No officer member of the Committee shall incur any liability for anything done or omitted by him or her except only liability for his or her gross negligence, willful misconduct or other breach of fiduciary responsibility under the provisions of the Employee Retirement Income Security Act of 1974, as amended from time to time. Any non-officer employee member of the Committee would be eligible for indemnification as described above.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1 Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1(a) to the Company=s Registration Statement on Form S-8 (No. 333-06993)).

4.2 By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Company=s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).

*4.3 Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots.

*4.4 Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots Trust Agreement.

*5.1 Opinion of Executive Vice President and General Counsel.

*23.1 Consent of Ernst & Young LLP.

*23.2 Consent of Executive Vice President and General Counsel (included in Exhibit 5.1)

*24.1 Powers of Attorney (Gordon M. Bethune, Lawrence W. Kellner, Chris T. Kenny, Thomas J. Barrack, Jr., David Bonderman, Gregory D. Brenneman, Kirbyjon Caldwell, Patrick Foley, Douglas H. McCorkindale, George G.C. Parker, Richard W. Pogue, William S. Price III, Donald L. Sturm, Karen Hastie Williams, Charles A. Yamarone).

_____________________________

* Filed with this registration statement.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the A1933 Act@);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant=s annual report pursuant to Section  13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan=s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filings on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 29, 2000.

CONTINENTAL AIRLINES, INC.

By: /s/ JEFFERY A. SMISEK

Jeffery A. Smisek

Executive Vice President and

General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 29, 2000.

Signature Title

* Chief Executive Officer

Gordon M. Bethune (Principal Executive Officer)

and Director

* Executive Vice President and Chief

Lawrence W. Kellner Financial Officer (Principal

Financial Officer)

* Staff Vice President and Controller

Chris T. Kenny (Principal Accounting Officer)

* Director

Thomas J. Barrack, Jr.

* Director

David Bonderman

* Director

Gregory D. Brenneman

* Director

Kirbyjon H. Caldwell

* Director

Patrick Foley

* Director

Douglas H. McCorkindale

* Director

George G.C. Parker

* Director

Richard W. Pogue

* Director

William S. Price III

* Director

Donald L. Sturm

* Director

Karen Hastie Williams

* Director

Charles A. Yamarone

*By /s/ JEFFERY A. SMISEK

Jeffery A. Smisek

Attorney in-Fact

November 29, 2000

EXHIBIT INDEX

Exhibit No. Description

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4.1(a) to the Company=s Registration Statement on Form S-8 (No. 333-06993)).
4.2	By-Laws of the Company (incorporated by reference to Exhibit 3.1 to the Company=s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000).
*4.3	Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots.
*4.4	Continental Airlines, Inc. Supplemental Savings Plan for Management Pilots Trust Agreement.
*5.1	Opinion of Executive Vice President and General Counsel.
*23.1	Consent of Ernst & Young LLP.
*23.2	Consent of Executive Vice President and General Counsel (included in Exhibit 5.1).
*24.1

Powers of Attorney (Gordon M. Bethune, Lawrence W. Kellner, Chris T. Kenny, Thomas J. Barrack, Jr., David Bonderman, Gregory D. Brenneman, Kirbyjon H. Caldwell, Patrick Foley, Douglas H. McCorkindale, George G.C. Parker, Richard W. Pogue, William S. Price, Donald L. Sturm, Karen Hastie Williams, Charles A. Yamarone).

______________________________

*Filed with this registration statement.